Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in United States Oil Fund LP’s Form S-3 , of our report dated March 15, 2007, relating to the statements of financial condition as of December 31, 2006 and 2005, including the schedule of investments as of December 31, 2006, and the related statements of operations, changes in partners’ capital and cash flows for the year ended December 31, 2006 and the period from inception (May 12, 2005) through December 31, 2005 of United States Oil Fund, LP, and to the reference to our Firm as “Experts” in the Prospectus.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado
December 21, 2007